PTS Contract

January 11, 2006

Homeowners of American Holding Corporation

This document contains confidential and proprietary information belonging exclusively to Information Distribution & Marketing, Inc.

For More Information Contact:

Gary Martin
President and Chief Executive Officer
201 Byrd Court, Suite 100
Warner Robins, GA 31088
(478) 953-9922

POLICY TRACKING SYSTEM (PTS) PRODUCT AND SERVICE AGREEMENT

This PTS Product and Service Agreement is made and entered into as of this date 1/12/06, between Homeowners Of America Holding Corporation , 5021 Briar Tree, Dallas, TX 75248 it i understood and agreed that the holding company will assign the contract to its to-be-formed insurance company subsidiary once the Certificate of Authority is granted), based in Texas (“Customer”), and Information Distribution & Marketing, Inc. (“IDMI”), 201 Byrd Court, Suite 100, Warner Robins, Georgia.

WITNESSETH:

WHEREAS, IDMI is a software developer based in Warner Robins, Georgia;

WHEREAS, Customer desires to use IDMI’s products and services for policy administration and claims services.

THEREFORE, in consideration of the conditions contained herein the parties hereby agree as follows:

1.	Terms and Conditions. IDMI shall set up a PTS system for the Customer consisting of materials as specified in Attachment A & B and by the attached PTS Software License and Maintenance Agreement. The Customer shall provide IDMI with all the necessary information to be converted for use on this system. IDMI shall make no effort to validate this information for content, correctness or usability. Content as provided by the Customer shall not infringe the personal or property rights of any person and shall at all times be in compliance with applicable federal, state and local laws and regulations. Final activation and use of the PTS system shall constitute Customer consent.

2.	Compensation and Payment Terms:

(a)	PTS Development: Customer shall pay IDMI a total sum of $367,600 (Three Hundred Sixty Seven thousand and Six hundred dollars and no cents) representing cost of the base PTS system and augmentations as outlined in Attachment A, and those specific customer requirements or requests as specified in Attachment B. This document will become an addendum to this service agreement. Customer agrees to pay the amounts for each contract milestone as specified in Attachment A, Schedule of Payments, upon acceptance of completion as acknowledged by the Customer with delivery of a signed acceptance agreement.

(b)	Testing of System: IDMI and Customer shall cooperate in developing procedures and data for testing the system. The tests will be representative of actual working conditions and shall be specified for each milestone as outlined in Attachment A, Schedule of Payments. Upon completion of the development milestones, the PTS system will be installed at the Customer location and a test period, referred to as the Pre-Install development stage, established of approximately sixty (60) days. The PTS system, during this Pro-Install development stage will not be used for day to day business. The Customer’s identified key personnel will receive training in the initial phase of Pre-Install. Upon completion of the training session, the Customer shall commence the testing and evaluation process and shall issue a notice of acceptance along with any errors or discrepancies found within the sixty (60) day test period. IDMI will promptly correct any errors prior to the final install if necessary, a follow-up on-line demonstration will be scheduled to complete acceptance by the Customer of the milestone.

(c)	Training: Customer shall pay IDMI according to the schedule listed in Attachment A. The Customer will receive training sessions conducted by IDMI personnel at the Pre-Install (or known as the “Initial Install’) and Completion of Install developmental milestones as outlined in Attachment A. Subject to Customers request for additional onsite visits/training, Customer will reimburse IDMI for all reasonable out of pocket expenses including, but not limited to airfare, lodging, meals, and automobile rental incurred by IDMI during the development of the PTS system on behalf of Customer. Total expenses will be coordinated with customer for final approval.

(d)	Additional Incurred Costs: A schedule of rates for additional development, onsite training, network support or any other Customer requested work is provided in Attachment C.

3.	Term; Continuing Service; Cancellation; Rejection. The term of this Agreement shall be from the Commencement Date of Signing plus the Agreement Term, defined as the Warranty Periods, of ninety (90) days from the final LIVE completion date for each line as outlined in Attachment A. Subsequent to the payment of all amounts due and outstanding after the Agreement Term, IDMI shall provide ongoing maintenance and outlined in the PTS Software License and Maintenance Agreement.

Special Termination Clause. Should the customer fail to be granted a license to operate as a Homeowner insurance provider by the State of Texas by June 2006, customer shall have the option to cancel the PTS Product and Services agreement, PTS license and PTS maintenance agreements with 30 days written notice. Customer will be responsible for all fees and payments due up to the cancellation date and will no longer have rights to utilize the PTS software system.

4.	Duties and Responsibilities. IDMI shall design, develop, and implement for the customer a PTS CARRIER system as specified by Attachment B.

5.	Customer Indemnification of IDMI. Customer represents, warrants and covenants to IDMI that information provided by the Customer shall not infringe the intellectual property rights or other rights of third parties. Customer hereby holds harmless and defends IDMI against any claim or suit arising from any of the content of the Customer information, provided that IDMI shall (i) give the Customer written notice of any such claim as soon as it is received, (ii) permit the Customer to control the defense against any such allegation, and (iii) cooperate with the Customer’s efforts to defend against such claim.

6.	Ownership of Work. Except as stated herein, IDMI retains all rights of ownership of all works created during the development and on-going upgrades of the PTS system.

7.	Proprietary Rights. Title to and ownership of any names and trademarks held by the Customer, and all rights therein (including, without limitation, rights in copyrights, trademarks, trade names and trade secrets), are and shall remain the exclusive property of the Customer throughout the term of this Agreement and thereafter upon any termination of this Agreement. IDMI shall not take any action to jeopardize, limit or interfere in any manner with Customer’s ownership of and rights with respect to its name and trademarks. IDMI covenants and agrees that it shall remove any copyright or proprietary information of Customer from its server in the event of termination of this Agreement. Customer shall have sole responsibility for obtaining all necessary copyright protection for the content of such information within the system.

8.	LIMITATION OF LIABILITY. IN NO EVENT SHALL IDMI BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA, INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND INCURRED BY CUSTOMER, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT WILL IDMI BE LIABLE FOR (a) ANY REPRESENTATION OR WARRANTY MADE TO ANY THIRD PARTY BY CUSTOMER OR ANY AGENT OF CUSTOMER’S; OR (b) FAILURE OF CUSTOMER’S WWW SITE OR ANY OTHER SOFTWARE OR SERVICES PROVIDED BY IDMI PURSUANT TO THIS AGREEMENT. IDMI’S ENTIRE LIABILITY TO CUSTOMER FOR DAMAGES CONCERNING PERFORMANCE OR NONPERFORMANCE BY IDMI OR IN ANY WAY RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, AND REGARDLESS OF WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED IN CONTRACT OR IN TORT, SHALL NOT EXCEED THE AMOUNT RECEIVED BY IDMI FROM CUSTOMER DURING THE TWENTY-FOUR (24) MONTHS PRIOR TO SUCH CLAIM.

9.	Notices. Any notice, request, demand, or other communication required or permitted hereunder shall be in writing and shall be deemed to be properly given upon actual receipt by the addressee, being sent to the respective parties at the address set forth below or such other address as the parties may designate in writing:

TO IDMI:

Information Distribution & Marketing, Inc.
128 B Osigian Blvd, Warner Robins, Georgia, 31088
Attention: President

10.	Waiver and Amendment. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision of the Agreement. No amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by a duly authorized signatory of IDMI and the Customer.

11.	Force Majeure. Either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including but not limited to, acts of God, earthquake, labor disputes and strikes, riots, war, and governmental requirements. The obligations and rights oldie party so excused shall be extended on a day-to-day basis for the period of time equal to that of the underlying cause of the delay.

12.	Entire Agreement. This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all proposals or prior agreements whether oral or written, and all communications between the parties relating to the subject matter of this Agreement and all past courses of dealing or industry custom.

CUSTOMER SIGNATURE	IDMI REPRESENTATIVE SIGNATURE

CUSTOMER NAME AND TITLE	DATE

Attachment A

SCHEDULE OF PAYMENTS:

Item	Description	Date	Payments
1	Contract Date	January 12, 2006	$50,000
2	System Requirements Review	January 16, 2006
3	Critical Design Review	January 27, 2006
4	System Review/Demonstration – Rating HOA, HOB	February 27, 2006	$15,000
5	System Review/Demonstration - Issuance HO	March 6, 2006
6	System Review/Demonstration - Claims	April 3, 2006
7	System Review/Demonstration – Policy Processes & Reports, Custom Agent Portal, Website	March 20, 2006
8	System Review/Demonstration – Rating DF (TDP1, TDP1 Plus), HOA Plus, Browser, Comparative Rating	March 27, 2006
9	System Review/Demonstration – Issuance DF	April 3, 2006
10	System Review/Demonstration – Final Policy Processes, Claims & Reports	April 3, 2006
11	PRE-INSTALL & Introductory Training on Operation System	April 11, 2006	$15,000
12	Review/Completion of Electronic Interfaces & Reporting	April 14, 2006
13	LIVE – HO (HOA, HOA Plus, HOB, TDP1, TDP1 Plus_	May 1, 2006	$35,000
14	Post Development/Final Completion	June 30, 2006
A	Installment payments of $2,100/month will be made beginning July 1, 2006 for 6 months. This does not include the licensing and maintenance fees.		$12,600
B	Installment payments of $5,000/month will be made beginning January 1, 2007 for 48 months. This does not include the licensing and maintenance fees.		$240,000
		TOTAL:	$367,600

NOTE: ANY LATE SCHEDULED PAYMENT WHINED ABOVE WILL INCUR AN ADDITIONAL 5% LATE FEE ON THE TOTAL OUTSTANDING BALANCE OWED. PAYMENT IS DUE IN IDMI’S OFFICE ON THE DATE LISTED ABOVE.

PTS SYSTEM REQUIREMENTS:

Component	Description	Cost Basis

BASE SYSTEM	IDMI will provide a PTS Company system for Personal Homeowners Insurance to meet the customer’s needs as specified in this contract.	$250,000

ADDITIONAL LINES & PRODUCTS	IDMI will develop a Dwelling Fire line (with a single DP product) in addition to the base HO line.	20,000

	HOB Product	5,000

DOCUMENTATION	IDMI will provide the Customer a complete copy of Online Documentation that establishes the procedures for operation of the PTS system. This documentation shall be provided in baseline form at installation and in final form after review and completion of the overall system.	INCLUDED

TRAINING & SUPPORT	IDMI will provide initial onsite training to the customer upon installation of the system. IDMI will then provide software/user technical support for the period of this contract (See PTS Maintenance Agreement). Any additional onsite support, not resulting from system problems or failures, will result in additional fees.	INCLUDED

TRAVEL	IDMI will make a minimum of three (3) visits onsite to the Customer’s office during development for design & coordination meetings between the teams. Any additional trips necessary will be coordinated with the Customer and all direct expenses will be paid by the Customer.	INCLUDED

HARDWARE/SOFTWARE	PTS Servers and Commercial Software

	SUBTOTAL:	$290,000

ATTACHMENT B

CUSTOMER SPECIFIC SYSTEM REQUIREMENTS:

Component	Description	Cost Basis

DATA FILING	IDMI will provide an electronic data file for use in filing the required policy information for state TICO filings.	$250,000

EFT & CREDIT CARD TRANSACTION INTERFACE	IDMI will provide EFT and Credit Card transaction capability for posting, transferring and collecting of money due to policy related transactions. Credit card processing will be done in daily batches. Real time verification is not included as part of this function. The electronic transactions will conform to the NACHA banking standard. Other electronic standards may incur additional fees.	$10,000

CREDIT SCORE INTERFACE	IDMI will provide real time interface to credit score vendor	$5,000

CLUE INTERFACE	IDMI will provide real time interface claims report vendor	$5,000

CLAIMS PACKAGE	IDMI will provide a claims processing capability to handle the lines of business as specified in this contract. This will include setup of incidents and multiple claims/claimants per incidents. All corresponding financial and reporting capabilities will be provided as well.	$15,000

POINT OF SALE AGENT PORTAL	IDMI will provide custom development for an Agent point of sale portal IDMI will provide custom development for customers website	$2,600

WEBSITE COMPARATIVE RATING	IDMI will provide comparative rating for customer HOA,HOB,DF products	$15,000

NOTE: Any requested functional changes not specified in this contract or the PTS Modification Document will result in additional fees.

(CUSTOMER REQUIREMENTS MATRIX TO BE ADDED)

PTS STANDARD COMPONENTS

Reports	IDMI will provide all standard reports and work with the customer to make minor enhancements to these reports. IDMI will work with customer to identify and develop no more than 3 additional production oriented reports as needed. Please review the list of available reports. Any additional reporting capabilities will incur additional costs.

Memos	IDMI will provide all standard memos and work with the customer to customize existing memos as needed.

Invoice	Existing invoices will be used and customized to Customer’s needs. Customer will provide direction as to which method of billing will be used per line or state as applicable.

Policy Issuance Forms	Customer will provide IDMI with a copy of the policy jacket. The standard PTS pricing does not include printing of policy jackets. This can be added for an additional fee based on Customer’s specification. Customer will provide a copy of Declaration Pages for each line and each state. IDMI will work with customer to develop the proper declaration page or use a version of the existing form in the system. Customer will provide IDMI will all endorsement forms needed for policy issuance.

Applications	IDMI will use standard Acord applications as the basis for data fields of each line. If the customer needs a customized application, it will be provided to IDMI. Customer will provide IDMI with any additional application form requirements.

Quoting	Customer will provide IDMI with complete state filing information including all base rate table information needed to quote a policy. All territory, county and other mass index rating factors will be provided in electronic format. IDMI will use a modified version of the existing quote form in the PTS system for each line.

Claims Processing	IDMI will provide a claims processing capability to handle the lines of business as specified in this contract. This will include setup of incidents and multiple claims/claimants per incidents. All corresponding financial and reporting capabilities will be provided as Weil.

PTS Servers	IDMI will provide the required server hardware and respective commercial software required for the PTS. Customer must coordinate in advance with IDMI if they wish to provide the hardware. Only IDMI approved hardware will be used and must be provided to IDMI within 15 days of contract signing.

Internet Connection	Customer will provide a minimum of 256K Internet connection to interface with the PTS system.

Networking	Customer will provide all networking/LAN hardware and user pc’s required to access PTS. Minimum specifications on the customer’s LAN and user PC’s requirements will be provided to the customer by IDMI.

Accounting Interface	IDMI will provide a financial transaction interface with QuickBooks or any other accounting software that provides an external transaction interface chosen by the Customer to allow the Customer to perform their general accounting functions including general ledger requirements, financial reporting capabilities, posting deposits, issuing checks, posting payments and claims payment settlement.

NOTE:

All required information from the Customer, due IDMI must be provided as outlined in the schedule (See Attachment A, Item 2, Schedule of Payments).

Attachment C

IDMI Schedule of Costs Effective as of 1/12/2006:

Additional Programming Enhancements - Any additional enhancements that require hour additional programming to be performed by IDMI will be billed at this rate. This includes programming in all languages required to implement a PTS system.	$85/hour

Additional Database Design - Any additional enhancements that require additional hour programming and/or design of database components of the PT’S will be billed at this rate.	$95/hour

Network Consulting - Any additional network consulting included but not limited to network configuration, network troubleshooting, Internet connectivity, router and firewali setup, backup processes, etc. not specifically covered by this contract will be billed at this rate.	$95/hour

Additional Training - Any additional training provided by IDMI that is outside the scope of this contract will result in additional fees billed at this rate. This additional training includes but is not limited to: additional onsite PT’S training requested by the Customer, training on basic PC operation, basic Internet operation, etc.	$65/hour

Any requests by the customer that will result in the above fees being charged will be fully estimated and outlined by IDMI, with a fixed hourly estimate of the task, this programming will be approved by the Customer in writing, prior to IDMI performing the requested work.

The above rates will be in effective for the duration of this development contract and for the remainder of the calendar year in which the system is installed. The Customer will be notified at least 30 days in advance for any increase in these rates in subsequent years following installation.

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